AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (herein, together with all Exhibits, "Agreement") is entered in to as of November 15, 1999 by and between Freedom Golf Corporation, a Colorado corporation ("Freedom") and Auric Enterprises, Inc., a Nevada corporation ("Auric").

This Agreement sets forth the terms and conditions upon which Freedom will merge with and into Auric (the "Merger"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of all outstanding shares (other than shares held by shareholders who exercise statutory dissenters' rights) of no par value common stock of Freedom ("Freedom Common Stock") into 9,820,206 shares of voting $.001 par value common stock of Auric ("Auric Common Stock").

In consideration of the mutual promises and covenants contained herein, Freedom and Auric agree as follows:

ARTICLE 1
Definitions

As used in this Agreement, the following terms (whether used in singular or plural forms) shall have the following meanings:

"Closing" means the delivery and execution of all agreements, consents, exhibits and any other documents to and from all parties .

"Contract" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document or agreement, and any oral obligation, right or agreement.

"GAAP" means generally accepted accounting principles, as that term is defined by the Institute of Certified Public Accountants under the first standard of reporting under its generally-accepted accounting standards.

"Knowledge" of Freedom of or with respect to any matter means that any of the executive officers, directors or senior managers of Freedom has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter, and "Knowledge" of Auric of or with respect to any matter means that any of the executive officers, directors or senior managers of Auric has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter.

"Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including Judgments.

"Lien" means any security agreement, financing statement filed with any governmental authority, conditional sale statement filed with any governmental authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise.

ARTICLE 2
Merger

Section 2.1   Merger.   Subject to the terms and conditions contained
in this Agreement, Freedom will be merged by statutory merger with and into Auric pursuant to the Merger Agreement at a Closing at the
Effective Time of the Merger as defined in the Merger Agreement.   In
the Merger, the shares of Freedom outstanding immediately prior to the effective time of the merger (excluding shares as to which statutory dissenters' rights have been exercise) will be converted into and
exchanged for 9,820,206 shares, of Auric Common Stock.   Additionally,
the name of the Surviving Corporation shall be amended to be Freedom Golf Corporation.

Section 2.2   Mechanics for Closing Merger.   Upon the approval of the
respective shareholders, the executed Articles of Merger shall be filed with the Colorado and Nevada Secretary of State.

Section 2.3   Further Assurances.   At or after Closing, Freedom, at
the request of Auric, shall promptly execute and deliver, or cause to be executed and delivered, to Auric all such documents and instruments, in form and substance satisfactory to Auric, as Auric reasonably may request in order to carry out or evidence the terms of this Agreement.


ARTICLE 3
Representations and Warranties of Freedom

Freedom represents and warrants to Auric, as of the date of this Agreement and as of Closing, as follows:

Section 3.1 Organization and Qualification of Freedom. Freedom is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power to conduct its activities as such activities are currently conducted.

Section 3.2   Authority.   Freedom has all requisite corporate power
and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Freedom have been duly and validly authorized by all necessary action on the part of Freedom. This Agreement has been duly and validly executed and delivered by Freedom, and is a valid and binding obligation of Freedom, enforceable against Freedom in accordance with its terms.

Section 3.3 Ownership and Number of Shares of Freedom Common Stock. The shareholders set forth on Exhibit 3.3 own the Freedom Common Stock shown thereon, beneficially and of record, free and clear of all liens. The Freedom Common Stock is not subject to, or bound or affected by, any proxies, voting agreements, or other restrictions on the incidents of ownership hereof. There are not, and will not be at Closing more than 9,820,206 outstanding shares of Freedom Common Stock.

Section 3.4    Subsidiaries.   Freedom does not control or hold direct
or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation.

Section 3.5   Capitalization of Freedom.   The authorized capital stock
of Freedom consists of 100,000,000 duly authorized shares of common stock no par value per share, of which 9,820,206 shares are validly
issued and outstanding, fully paid and non-assessable.   Freedom has
the authority to issue 10,000,000 shares of preferred stock no par value per share, of which no shares are validly issued and outstanding. Other than listed in Exhibit 3.5, there are no other authorized or outstanding subscriptions, options, convertible securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, Freedom to purchase or otherwise acquire any securities of or equity interest in Freedom.

Section 3.6   No Conflicts; Required Consents.   The execution,
delivery and performance by Freedom of this Agreement will not: (i) conflict with or violate any provision of the articles or certificate of incorporation or bylaws of Freedom; (ii) violate any Legal Requirements; (iii) result in the creation or imposition of any Lien against or upon the Freedom Common Stock or any of the assets or properties owned or leased by Freedom; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority or other person.

Section 3.7   Litigation.   Other than disclosed in Exhibit 3.7, there
is no litigation pending or, to Freedom's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against Freedom or its operations, nor, to Freedom's knowledge, is there any basis for any such litigation.

Section 3.8   Compliance with Applicable Legal Requirements.   Conduct
by Freedom of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of Freedom, proposed to become effective; and Freedom has received no notice of any violation by Freedom of any Legal Requirements applicable to Freedom or its activities as currently conducted; and Freedom knows of no basis for the allegation of any such violation.

Section 3.9   Financial Statements.   Freedom is a development stage
corporation with very little assets and shareholder equity.    Freedom
has delivered to Auric the unaudited balance sheet of Freedom as of
October 31, 1999.   The financial statements were prepared in
accordance with GAAP and present fairly the financial position of Freedom as of the date indicated.

Section 3.10   Liabilities.   Freedom has no liabilities or
obligations, whether absolute, accrued, contingent or otherwise, that are not reflected in the Balance Sheet or non-delinquent obligations for ordinary and recurring expenses, including in the ordinary course of business of Freedom since the date of the Balance Sheet.

Section 3.11   Tax Returns and Payments.   Freedom has filed all
federal, state, local and foreign tax returns required to be filed, and has timely paid all taxes that have become due and payable, whether or not so shown on any such tax returns. Freedom has not received any notice of, nor does Freedom have any knowledge of, any deficiency or assessment or proposed deficiency or assessment from any taxing governmental authority. There are no tax audits pending with respect to Freedom, and there are no outstanding agreements or waivers by or with respect to Freedom that extend the statutory period of limitations applicable to any federal, state, local or foreign tax returns for any period.

Section 3.12   Absence of Certain Changes or Events.   Since the date
of the Balance Sheet there has not occurred:

(a) any material and adverse change in the financial condition or operations of Freedom;

(b) any damage, destruction or loss to or of any of the material assets or properties owned or leased by Freedom;

(c) the creation or attachment of any Lien against the Common Stock of Freedom;

(d) any waiver, release, discharge, transfer, or cancellation by Freedom of any rights or claims of material value;

(e) any issuance by Freedom of any securities, or any merger or consolidation of Freedom with any other Person, or any acquisition by Freedom of the business of any other Person;

(f) any incurrence, assumption or guarantee by Freedom of any indebtedness or liability;

(g) any declaration, setting aside or payment by Freedom of any dividends on, or any other distribution with respect to, any capital stock of Freedom or any repurchase, redemption, or other acquisition of any capital stock of Freedom;

(h)   (A)   any payment of any bonus, profit sharing, pension or
similar payment or arrangement or special compensation to any employee of Freedom, except in the ordinary course of the administration of Freedom, or (B) any increase in the compensation payable or to become payable to any employee of Freedom; or

   (i) the entry by Freedom into any Contract to do any of the foregoing.

Section 3.13   Material Freedom Contracts.   As of the date of this
Plan of Reorganization, Freedom does not have except as discussed in
Exhibit 3.13, (i) contracts evidence or evidencing or relating to any liabilities or obligations of Freedom, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by Freedom; (ii) joint venture or partnership Contracts between Freedom and any other person; (iii) Contracts limiting the freedom of Freedom to engage in or to compete in any activity, or to use or disclose any information in its possession; and (iv) any other Contracts to which Freedom is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by Freedom exceeding $50,000 in any twelve-month period (collectively herein as the "Material Freedom Contract"). Freedom has delivered to Auric true and complete copies of each of the Material Freedom Contracts, including any amendments thereto (or, in the case of oral Material Freedom Contracts is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than Freedom, and Freedom has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder; (ii) there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than Freedom, or any combination thereof) by Freedom, nor, to the knowledge of Freedom, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of Freedom, or any combination thereof) by any other person, under any of the Material Freedom Contracts; and (iii) neither Freedom nor, to the knowledge of Freedom, any other person is in arrears in the performance or satisfaction of its obligations under any of the Material Freedom Contracts, and no waiver has been granted by any of the parties thereto.

Section 3.14   Real Property.   As of the date of this Plan of
Reorganization, Freedom does not own any real property.

Section 3.15   Books and Records.   All of the books, records and
accounts of Freedom are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. Freedom has previously delivered to Auric the complete stock record book of Freedom and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of Freedom since the date of its incorporation.

Section 3.16   Certain Interests.   None of Freedom or its officers,
directors, or holders of 10% or more of Freedom Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person which is a competitor, supplier or customer of Freedom.

Section 3.17   Bank Accounts.   Exhibit 3.18 sets forth all bank
accounts, brokerage accounts, and safe deposit boxes of any kind maintained by Freedom and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 3.18   Changes in Circumstances.   Freedom has no knowledge of
(i) any current or future condition or state of facts or circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of Freedom, or (ii) any Legal Requirements currently in effect from which Freedom currently is, or any currently proposed Legal Requirements from which Freedom would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to Auric following closing.

Section 3.19   Accuracy of Information.   None of the written
information and documents which have been or will be furnished by Freedom or any representatives of Freedom to Auric or any of the representatives of Auric in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of Freedom, Freedom has disclosed to Auric as the purchaser of Freedom common Stock all material information relating to Freedom and its activities as currently conducted.

Section 3.20   Investment.   Freedom is acquiring Auric Common Stock
for investment purposes, and not with a view to distribution or resale thereof in violation of applicable securities Legal Requirements.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF AURIC

Auric represents and warrants to Freedom, as of the date of this Agreement and as of Closing, as follows:

Section 4.1   Organization and Qualification of Auric.   Auric is a
corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted. Auric is duly qualified to do business as a foreign corporation in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary.

Section 4.2   Authority.   Auric has all requisite corporate power and
authority to execute, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement by Auric have been duly and validly authorized by all necessary action on the part of Auric. This Agreement has been duly and validly executed and delivered by Auric, and is the valid and binding obligation of Auric, enforceable against Auric in accordance with its terms.

Section 4.3   No Conflicts; Required Consents.   The execution,
delivery and performance by Auric of this Agreement does not and will not: (i) conflict with or violate any provisions of the articles or certificate of incorporation or bylaws of Auric; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any Contract or Lien to which Auric is a party or by which Auric or the assets or properties owned or leased by it are bound or affected; or (iv) require any consent, approval or authorization, report or other document with, any Governmental Authority or other person.

Section 4.4   Validity and Ownership of Auric Common Stock.   The Auric
Common Stock received by the shareholders of Freedom at Closing will be validly issued and outstanding, fully paid and non-assessable. The Auric Common Stock will not be subject to, nor bound or affected by, any proxies, voting agreements, or other restrictions on the ownership thereof.

Section 4.5 Resignation of Directors and Officers. Auric shall have delivered to Freedom the resignation of the directors and officers of Auric.

Section 4.6   No Subsidiaries.   Auric does not control or hold direct
or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation.

Section 4.7   Litigation.   Other than disclosed in Exhibit 4.7, there
is no litigation pending or, to Auric's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against Auric or its operations, nor, to Auric's knowledge, is there any basis for any such litigation.

Section 4.8   Compliance with Applicable Legal Requirements.   Conduct
by Auric of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of Auric, proposed to become effective; and Auric has received no notice of any violation by Auric of any Legal Requirements applicable to Auric or its activities as currently conducted; and Auric knows of no basis for the allegation of any such violation.

Section 4.9   Financial Statements.   Auric is a development stage
corporation with very little assets and shareholder equity. Auric has delivered to Freedom the unaudited financial statements of Auric on Form 10QSB as of August 31, 1999.

Section 4.10   Liabilities.   Auric has no liabilities or obligations,
whether absolute, accrued, contingent or otherwise, that are not reflected in the Balance Sheet or non-delinquent obligations for ordinary and recurring expenses, including in the ordinary course of
business of Auric since the date of the Balance Sheet.   At Closing,
Auric shall have no liabilities or obligations, including state and federal tax liabilities.

Section 4.11   Tax Returns and Payments.   Auric has filed all federal,
state, local and foreign tax returns required to be filed, and has timely paid all taxes that have become due and payable, whether or not so shown on any such tax returns. Auric has not received any notice of, nor does Auric have any knowledge of, any deficiency or assessment of proposed any knowledge of, any deficiency or assessment of proposed deficiency or assessment from any taxing governmental authority. There are no tax audits pending with respect to Auric, and there are no outstanding agreements or waivers by or with respect to Auric that extend the statutory period of limitations applicable to any federal, state, local or foreign tax returns for any period.

Section 4.12   Absence of Certain Changes or Events.   Since the date
of the Balance Sheet there has not occurred:

(a) any material and adverse change in the financial condition or operations of Auric;

(b) any damage, destruction or loss to or of any of the material assets or properties owned or leased by Auric;

(c) the creation or attachment of any Lien against the Common Stock of Auric;

(d) any waiver, release, discharge, transfer, or cancellation by Auric of any rights or claims of material value;

(e) any issuance by Auric of any securities, or any merger or consolidation of Auric with any other Person, or any acquisition by Auric of the business of any other Person;

(f) any incurrence, assumption or guarantee by Auric of any indebtedness or liability;

(g) any declaration, setting aside or payment by Auric of any dividends on, or any other distribution with respect to, any capital stock of Auric or any repurchase, redemption, or other acquisition of any capital stock of Auric;

(h)   (A)   any payment of any bonus, profit sharing, pension or
similar payment or arrangement or special compensation to any employee of Auric, except in the ordinary course of the administration of Auric, or (B) any increase in the compensation payable or to become payable to any employee of Auric; or

(i)   the entry by Auric into any Contract to do any of the foregoing.

Section 4.13   Material Auric Contracts.   As of the date of this Plan
of Reorganization, Auric does not have except as discussed in Exhibit 4.13, (i) contracts evidence or evidencing or relating to any liabilities or obligations of Auric, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by Auric; (ii) joint venture or partnership Contracts between Auric and any other person; (iii) Contracts limiting the freedom of Auric to engage in or to compete in any activity, or to use or disclose any information in its possession; and (iv) any other Contracts to which Auric is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by Auric exceeding $50,000 in any twelve-month period (collectively herein as the "Material Auric Contract"). Auric has delivered to Freedom true and complete copies of each of the Material Auric Contracts, including any amendments thereto (or, in the case of oral Material Auric Contracts is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than Auric, and Auric has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder; (ii) there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than Auric, or any combination thereof) by Auric, nor, to the knowledge of Auric, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of Auric, or any combination thereof) by any other person, under any of the Material Auric Contracts; and (iii) neither Auric nor, to the knowledge of Auric, any other person is in arrears in the performance or satisfaction of its obligations under any of the Material Auric Contracts, and no waiver has been granted by any of the parties thereto.

Section 4.14   Real Property.   As of the date of this Plan of
Reorganization, Auric does not own any real property.

Section 4.15 Employees. As of the date of this Plan of Reorganization, Auric does not have any employees.

Section 4.16   Books and Records.   All of the books, records and
accounts of Auric are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. Auric has previously delivered to Freedom the complete stock record book of Auric and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of Auric since the date of its incorporation.

Section 4.17   Certain Interests.   None of Auric or its officers,
directors, or holders of 10% or more of Auric Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person which is a competitor, supplier or customer of Auric.

Section 4.18   Bank Accounts.   Exhibit 4.18 sets forth all bank
accounts, brokerage accounts, and safe deposit boxes of any kind maintained by Auric and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 4.19   Changes in Circumstances.   Auric has no knowledge of
(i) any current or future condition or state of facts or circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of Auric, or (ii) any Legal Requirements currently in effect from which Auric currently is, or any currently proposed Legal Requirements from which Auric would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to Freedom following closing.

Section 4.20   Accuracy of Information.   None of the written
information and documents which have been or will be furnished by Auric or any representatives of Auric to Freedom or any of the representatives of Auric in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of Auric, Auric has disclosed to Freedom as the purchaser of Auric Common Stock all material information relating to Auric and its activities as currently conducted.


ARTICLE 5
Covenants of Freedom and Auric

Section 5.1   Affirmative Covenants of Freedom.   Except as Auric may
otherwise consent in writing, between the date of this Agreement and Closing, Freedom shall:

(a) conduct its business only in the usual, regular, and ordinary course and in accordance with past practices;

(b)   (1)   duly comply with all applicable Legal Requirements; (2)
perform all of its obligations under all Freedom Contracts without default; and (3) maintain its books, records, and accounts on a basis consistent with past practices;

(c)   (1)   give to Auric and its counsel, accountants and other
representatives reasonable access during normal business hours to the premises of Freedom, all of the assets and properties owned or leased by Freedom, Freedom's books and records, and Freedom's personnel; (2) furnish to Auric and such representatives all such additional documents (certified by an officer of Freedom, if requested), financial information and other information as Freedom may from time to time reasonably request; and (3) cause Freedom's accountants to permit Freedom and its accountants to examine the records and working papers pertaining to Freedom's financial statements' provided that no investigation by Auric or its representatives will affect or limit the scope of any of the representations and warranties of Freedom herein or in any Exhibit or other related document;

   (d) use its best efforts to obtain in writing as promptly as possible all approvals and consents requires to be obtained by Freedom in order to consummate the transactions contemplated hereby and deliver to Auric copies, satisfactory in form and substance to Auric, of such approvals and consents;

   (e) promptly deliver to Auric true and complete copies of all monthly and quarterly financial statements of Freedom and any reports with respect to the activities of Freedom which are prepared by or for Freedom at any time from the date hereof until Closing; and

   (f) promptly notify Auric of any circumstance, event or action, by Freedom or otherwise, (A) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement, or (B) the existence, occurrence or taking of which would result in any of the representations and warranties of Freedom in this Agreement or in any Transaction Document not being true and correct in all material respects.

Section 5.2   Negative Covenants of Freedom.   Except as Auric may
otherwise consent in writing, between the date of this Agreement and Closing, Freedom shall not:

(a)   change the character of its business;

(b) incur any liability or obligation or enter into any Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

(c) incur, assume or guarantee any indebtedness or liability in respect of borrowed money;

(d) make any capital expenditure or commitment for capital expenditure exceeding $500,000 for a single project or $,1,000,000 for all projects, whether or not in the ordinary course of business;

(e) modify, terminate, or abrogate any Material Freedom Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

(f) create or permit the creation or attachment of any Lien against any of the assets or properties owned or leased by it;

(g) except as otherwise required by this Agreement, prepay any material liabilities or obligations;

(h) issue any securities, or merge or consolidate with any other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

(i) declare, set aside or pay any dividends on, or make any other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; and

(j) enter into any transaction or permit the taking of any action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.3   Affirmative Covenants of Auric.   Except as Freedom may
otherwise consent in writing, between the date of this Agreement and Closing, Auric shall:

(a) conduct its business only in the usual, regular, and ordinary course and in accordance with past practices;

(b)   (1)   duly comply with all applicable Legal Requirements; (2)
perform all of its obligations under all Auric Contracts without default; and (3) maintain its books, records, and accounts on a basis consistent with past practices;

(c)  (1)   give to Freedom and its counsel, accountants and other
representatives reasonable access during normal business hours to the premises of Auric, all of the assets and properties owned or leased by Auric, Auric's books and records, and Auric's personnel; (2) furnish to Freedom and such representatives all such additional documents (certified by an officer of Auric, if requested), financial information and other information as Auric may from time to time reasonably request; and (3) cause Auric's accountants to permit Freedom and its accountants to examine the records and working papers pertaining to Auric's financial statements' provided that no investigation by Freedom or its representatives will affect or limit the scope of any of the representations and warranties of Auric herein or in any Exhibit or other related document;

(d) use its best efforts to obtain in writing as promptly as possible all approvals and consents requires to be obtained by Auric in order to consummate the transactions contemplated hereby and deliver to Freedom copies, satisfactory in form and substance to Freedom, of such approvals and consents;

(e) use its best efforts to obtain in writing as promptly as possible all approvals and consents requires to be obtained by Auric in order to consummate the transactions contemplated hereby and deliver to Freedom copies, satisfactory in form and substance to Freedom, of such approvals and consents;

(f) promptly deliver to Freedom true and complete copies of all monthly and quarterly financial statements of Auric and any reports with respect to the activities of Auric which are prepared by or for Auric at any time from the date hereof until Closing; and

(g) promptly notify Freedom of any circumstance, event or action, by Auric or otherwise, (A) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement, or (B) the existence, occurrence or taking of which would result in any of the representations and warranties of Auric in this Agreement or in any Transaction Document not being true and correct in all material respects.

Section 5.4   Negative Covenants of Auric.   Except as Freedom may
otherwise consent in writing, between the date of this Agreement and Closing, Auric shall not:

(a)   change the character of its business;

(b) incur any liability or obligation or enter into any Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

(c) incur, assume or guarantee any indebtedness or liability in respect of borrowed money;

(d) make any capital expenditure or commitment for capital expenditure exceeding $5,000 for a single project or $10,000 for all projects, whether or not in the ordinary course of business;

(e) modify, terminate, or abrogate any Material Auric Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

(f) create or permit the creation or attachment of any Lien against any of the assets or properties owned or leased by it;

(g) except as otherwise required by this Agreement, prepay any material liabilities or obligations;

(h) issue any securities, or merge or consolidate with any other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

(i) declare, set aside or pay any dividends on, or make any other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; and

(j) enter into any transaction or permit the taking of any action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.4   Joint Undertakings.   Each of Auric and Freedom shall
cooperate and exercise commercially reasonable efforts to facilitate the consummation of the transactions contemplated by this Agreement so as to permit Closing to take place on the date provided herein and to cause the satisfaction of conditions to Closing set forth in Article 6.

Section 5.5   Confidentiality.

(a) Any non-public information that Auric may obtain from Freedom in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, Auric shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Freedom; provided that (i) Auric may use and disclose any such information once it has been publicly disclosed (other than by Auric in breach of its obligations under this Section) or which rightfully has come into the possession of Freedom (other than from Freedom), and (ii) to the extent that Auric may become compelled by Legal Requirements to disclose any of such information, Auric may disclose such information if it shall have used all reasonable efforts, and shall have afforded Freedom the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Auric shall use all reasonable efforts to cause to be delivered to Freedom, and retain no copies of, any documents, work papers and other materials obtained by Auric or on its behalf from Freedom, whether so obtained before or after the execution hereof.

(b) Any non-public information that Freedom may obtain from Auric in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, Freedom shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Auric; provided that (i) Freedom may use and disclose any such information once it has been publicly disclosed (other than by Freedom in breach of its obligations under this Section) or which rightfully has come into the possession of Freedom (other than from Auric), and (ii) to the extent that Freedom may become compelled by Legal Requirements to disclose any of such information, Freedom may disclose such information if it shall have used all reasonable efforts, and shall have afforded Auric the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Freedom shall use all reasonable efforts to cause to be delivered to Auric, and retain no copies of, any documents, work papers and other materials obtained by Freedom or on its behalf from Auric, whether so obtained before or after the execution hereof.

Section 5.6   Publicity.   Auric and Freedom shall each consult with
and obtain the consent of the other before issuing any press release or making any other public disclosure concerning this Agreement or the transactions contemplated hereby unless, in the reasonable judgment of the disclosing party, a release or disclosure is required to discharge its disclosure obligations under applicable legal requirements, in which case it shall in good faith consult with the other party about the form, content and timing of such release or disclosure prior to its release or disclosure.


ARTICLE 6
Conditions Precedent

Section 6.1   Conditions to Freedom's Obligations.   The obligations of
Freedom to consummate the transactions contemplated by this Agreement are subject to the following conditions:

(a)   Accuracy of Representations.   The representations of Auric in
this Agreement or in any Transaction Document shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing, except as affected by the transactions contemplated hereby.

(b)   Performance of Agreements.   Auric shall have performed all
obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

(c)   Officer's Certificate.   Freedom shall have received a
certificate executed by an executive officer of Auric, dated as of Closing, reasonably satisfactory in form and substance to Freedom certifying that the conditions stated in subparagraphs (a) and (b) of this Section have been satisfied.

(d)   Legal Proceedings.   There shall be no Legal Requirement, and no
judgment shall have been entered and not vacated by any governmental authority of competent jurisdiction and no litigation shall be pending which restrains, makes illegal or prohibits consummation of the transactions contemplated hereby.

(e)   Consents.   Freedom shall have obtained evidence, in form and
substance satisfactory to it, that there have been obtained all consents, approvals and authorizations required by this Agreement.

(f)   Legal Matters Satisfactory to Freedom's Counsel.   All actions,
proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Freedom's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

Section 6.2   Conditions to Auric's Obligations.   The obligations of
Auric to consummate the transactions contemplated by this Agreement are subject to the following conditions:

(a)   Accuracy of Representations.   The representations of Freedom in
this Agreement or in any Transaction Document shall be true and accurate (in all material respects) at and as of Closing with the same effect as if they were made at and as of Closing, except as affected by the transactions contemplated hereby.

(b)   Performance of Agreements.   Freedom shall have performed all
obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to which it is a party to be performed and complied with by it at or before Closing.

(c)   Officer's Certificate.   Auric shall have received a certificate
executed by an executive officer of Freedom, dated as of Closing, reasonably satisfactory in form and substance to Auric, certifying that the conditions stated in subparagraphs (a) and (b) of this Section have been satisfied.

(d) Legal Proceedings. There shall be no Legal Requirement, and no judgment shall have been entered and not created by any governmental authority of competent jurisdiction and no litigation shall be pending which (i) restrains, make illegal or prohibits consummation of the transactions contemplated hereby or (ii) could have a material adverse effect upon the operations or financial condition of Freedom.

(e)   Consents.   Auric shall have received evidence, in form and
substance satisfactory to it, that there have been obtained all consents, approvals, and authorizations required by this Agreement.

(f)   Resignation of Officers and Directors.   Each of the officers and
directors of Auric whose resignation Freedom shall have requested pursuant to Section 4.5 shall have delivered to Freedom written resignations effective as of Closing.

(g)   Legal Matters Satisfactory to Auric and its Representatives.
All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Auric's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.


ARTICLE 7
Indemnification

Section 7.1   Indemnification by Selling Shareholders.   From and after
Closing, the selling shareholders set forth in Exhibit 7.1, who, together with their subsidiaries, other corporate affiliates, and immediate families, are all the holders of 10% or more of the Auric Common Stock ("Principal Shareholder") all jointly and severally indemnify and hold harmless Freedom, its officers and directors, employees, agents and representatives and any person claiming by or through any of them, from and against any and all losses and related expenses arising out of or resulting from:

(a) any representations and warranties of Auric in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate; or

(b) any failure by Auric to perform any of its covenants, agreements or obligations in this Agreement.

Section 7.2   Indemnification by Auric.   From and after Closing, Auric
shall indemnify and hold harmless Freedom, its officers and directors, agents and representatives, and any person claiming by or through any of them, as the case may be, from and against any and all losses and related expenses arising out of or resulting from:

(a) any representations and warranties of Auric in this Agreement not being true and accurate when made or when required by this Agreement or any Transaction Document to be true and accurate; or

(b) any failure by Auric to perform any of its covenants, agreements or obligations in this Agreement.

(c) all undisclosed abilities and obligations relating to, or arising out of activities of Auric during periods prior to Closing.

Section 7.3.   Indemnification Against Third Party Claims.   Promptly
after receipt by a person entitled to indemnification hereunder (the "Indemnitee") of written notice of the assertion of any claim or the commencement of any Litigation with respect to any matter referred to in Sections 7.1 or 7.2, the Indemnitee shall give written notice thereof to the party from whom indemnification is sought pursuant hereto (the "Indemnitor") and thereafter shall keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder. In case any litigation is brought against any Indemnitee, the Indemnitor shall be entitled to participate in (and at the request of the Indemnitee shall assume) the defense thereof with counsel satisfactory to the Indemnitee at the Indemnitor's expense. If the Indemnitor, at the Indemnitee's request, shall assume the defense of any settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such litigation.

Section 7.4.   Time and Manner of Certain Claims.   The representations
and warranties of Auric and the Principal Shareholders in this Agreement shall survive Closing; provided, however, that neither Auric nor the Principal Shareholders shall have any liability under Sections
7.1 or 7.2, respectively unless a claim is asserted by the party seeking indemnification thereunder by written notice to the party from whom indemnification is sought within three years after Closing, and such party commences litigation seeking such indemnification within 180 days following the date of such notice.

Section 7.5   Tax Effect.   In calculating amounts payable to an
Indemnitee hereunder, (i) the amount of the indemnified losses shall be reduced by the amount of any reduction in the Indemnitee's liability for taxes resulting from the facts or occurrence giving rise to the indemnified losses; and (ii) the amount of the indemnified losses shall be grossed up by the amount of any increase in liability for taxes resulting from indemnification with respect thereto.

ARTICLE 8
Termination

Section 8.1   Termination Events.   This Agreement may be terminated
and the transactions contemplated hereby may be abandoned:

(a)   at  any time, by the mutual agreement of Auric and Freedom;

(b) by either Auric and Freedom, if the other is in material breach or default of its respective covenants, agreements or other obligations hereunder or if any of its representations and warranties herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate.

(c) by Freedom, if any of the conditions to its obligations set forth in Section 6.1 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of Freedom; or

(d) by Auric, if any of the conditions to its obligations set forth in Section 6.2 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of Auric; or

(e) by either Auric or Freedom upon written notice to the other, if the transactions contemplated by this Agreement are not consummated on or prior to July 31, 1999, for any reason other than material breach or default by such party of its respective representations, warranties, covenants, agreements or other obligations hereunder.

Section 8.2   Effect of Termination.   If this Agreement shall be
terminated, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 5.5 and 5.6.


ARTICLE 9
Miscellaneous

Section 9.1 Waiver and Modifications. Any of the provisions of this Agreement may be waived at any; time by the party entitled to the benefit thereof, upon the authority of the Board of Directors of such party; provided, however, that no waiver by Auric shall be authorized after the last vote of the stockholders of Auric if such waiver shall, in the judgment of the Board of Directors of Auric, affect materially and adversely the benefits of the Auric stockholders under this Agreement or the Agreement of Merger. Any of the provisions of this Agreement (including the exhibits and the Agreement of Merger) may be modified at any time prior to and after the vote of the stockholders of Auric by agreement in writing approved by the Board of Directors of each party and executed in the same manner (but not necessarily by the same persons) as this Agreement, provided that such modification, after the last vote of the stockholders of Auric shall not, in the judgment of the Board of Directors of Auric, affect material and adversely the benefits of Auric's stockholders under this Agreement or the Agreement of Merger. To the extent permitted by law, the powers of the Board of Directors may be delegated by the Board of the Executive Committee of such Board or by such Board (or by the Executive Committee to the extent any matter has been delegated to such Committee by the Board) to any officer or officers of such party, and any notices, consents or other action referred to in this Agreement may be given or taken by any officer so authorized.

Section 9.2   Finder commissions.   Auric represents and warrants that
no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or understandings made by it with respect to the transactions contemplated by this Agreement or by the Agreement of Merger, other than set forth in
Exhibit 9.2.

Section 9.3  Notices.   Any notice, request, instruction or other
document to be given hereunder or under the Agreement of Merger by any party to another shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Auric, addressed to:

Auric Enterprises, Inc.
10 Office Park Rd, Suite 222
Carolina Building
Hilton Head, SC 29928

With Copies To:

Jody M. Walker
Attorney-At-Law
7841 South Garfield Way
Littleton, Colorado 80122

if to Freedom, addressed to:

Freedom Golf Corporation
7334 South Alton Way
Building 14, Suite A
Englewood, Colorado 80112

Section 9.4  Abandonment.   At any time before the effective Date, this
Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Auric or Freedom or both, notwithstanding approval of this Agreement by the shareholders of Auric or the shareholders of Freedom or both.

Section 9.5   Entire Agreement.   This Agreement and Plan of Merger
represents the entire agreement between the parties. Any and all other oral or written agreements concerning this merger shall be deemed null and void.

Section 9.6 Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado.

Section 9.7   Counterparts.   In order to facilitate the filing and
recording of this Merger Agreement the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, Auric and Freedom, by their duly authorized officers, have executed and delivered this Agreement effective as of the date first above written.

Freedom Golf Corporation


By:
Name:
Title:


Auric Enterprises, Inc.

By:
Name:
Title:

The undersigned Principal Shareholders of Auric by their signatures hereby agree to and affirm their indemnification obligations under
Article 7 of this Agreement.

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